                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                        American Diversified Group, Inc.
                        --------------------------------
             (Exact name of Registrant as specified in its charter)

          Nevada                                            86-0359523
          ------                                            ----------
(State or other jurisdiction of                             (I.R.S. employer
incorporation or organization)                              identification no.)

501 South Dixie Highway                                       33401
-----------------------                                       -----
West Palm Beach. FL                                           (Zip Code)
-------------------

(Address of principal executive offices)

                     Compensation and Consutling Agreements
                     --------------------------------------
                            (full name of the plans)


                               Jerrold R. Hinton
                               -----------------
                        American Diversified Group, Inc.
                        --------------------------------
                            501 South Dixie Highway
                            -----------------------
                           West Palm Beach, FL 33401
                           -------------------------
                    (Name and address of agent for services)


                                 (800) 793-4469
                                 --------------
         (Telephone number, including area code, of agent for service)


       Approximate Date of Commencement of Proposed Sales under the Plan:
       ------------------------------------------------------------------
                       As soon as practicable after this
                    Registration Statement becomes effective


                           Total Number of Pages: 14
                           -------------------------
             Exhibit Index begins on sequentially numbered page: 7

                        CALCULATION OF REGISTRATION FEE

    Title of                           Proposed       Proposed
   Securities                          Maximum         Maximum        Amount of
      to be         Amount to be       Offering       Aggregate      Registration
   Registered        Registered     Price per Share  Offering Price   Fee

----------------------------------------------------------------------------------
Common Stock
par value $.001       4,700,000(1)          $.07(2)        $329,000       $100.00
----------------------------------------------------------------------------------

(1) Represents shares issued pursuant to employment and consulting agreements with certain persons who have provided and are continuing to provide services to the Registrant. Additional shares may be issued to the consultants under the agreements as set forth in the Registrations Statement plus such indeterminate number of shares pursuant to Rule 416 as may be issued in respect to stock splits, stock dividends and other similar recapitalizations.


(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and asked price of the Registrant's Common Stock on December 16, 1996.

                                     PART I

               INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1.    Plan Information.

          American Diversified Group, Inc. (hereinafter "ADGI" or the "Registrant") has heretofore entered into a consulting agreement dated February 12, 1996 with Emerging Trends Linkages Corp., a New York corporation ("ETLC"), which agreement was amended on May 31, 1996, to provide for the sale by ETLC, on behalf of the Company, of Test Kits for Strep, Cholera, Syphilis, and Gonorrhea, in addition to the previously contracted for sale of human serum albumin (HSA). In connection with this amendment, additional consideration evidenced by the Company's shares was agreed to be issued to ETLC, which shares included herein for registration on this Registration Statement on Form S-8, to be filed under the Securities Act of 1933, as amended (the "Act").

          Following the execution of the above metioned agreements, which were filed as exhibits to the Company's filing under the Securities Exchange Act of 1934 (the "Exchange Act"), ETLC has continued to provide consulting services, including but not limited to the following: ETLC received from the Central Pharmacy for the Republic of Guinea orders to purchase $200,000 in HSA and Test Kits, which products are presently in the Company's product line, and for which it has supply available; and ETLC received a second order for a minimum of $500,000 and a maximum of $1,000,000 for generic drugs and vitamins. The Company has undertaken to contract with third party manufacturers and/or suppliers of generic drugs and vitamins to fulfill this order, and believes that it will be able to fill the order from one or more sources at terms and conditions satisfactory to the Company. Both purchase orders contemplate shipment commencing in or about December, 1996 and continuing to completion within twelve months. ETLC has assigned to the Company both of these purchase orders.

          ETLC's assignment to the Company of the purchase order for generic drugs and vitamins was beyond the scope of the initial and amended agreements, and provides for the sale of products by the Company that are not currently within its product line. Nevertheless, the Company firmly believes that, with the assistance of ETLC, it will be able to supply such generic drugs and vitamins at prices that shall permit the Company to generate a profit. As part of its services, ETLC has also secured all necessary registrations and products approvals from the Republic of Guinea and has begun to secure product registration elsewhere in West Africa for the sale of the Company's products. In consideration for the foregoing additional services to the Company, the Company has agreed to issue to ETLC 3,000,000 shares.

          The Company, pursuant to an employment arragnement with its president/chief executive officer, Jerrold R. Hinton, has also agreed to issue to Mr. Hinton 500,000 shares in consideration for Mr. Hinton continuing to work full time on the Company's behalf without any salary or other compensation.Mr. Hinton has worked without salary compensation from the Company since 1995. The Company has also entered into a three year employment with Mr. Hinton that will provide for compensation to commence in January, 1997, subject to its cash flow from operations. The Company has also undertaken to register additional shares for Mr. Hinton in a registration statement on Form S-1 which it intends to file following then end of its fiscal year. The Company has also agreed to issue to Gerard Haryman 500,000 shares in consideration for his past services to the Company since January, 1996 as full-time board chairman, through his resignation that was accepted in November, 1996. In addition to the above shares being issued, the Company has agreed to issue 350,000 shares to Thomas J. Craft, Esq., a director and corporate counsel, for services to the Company in connection with this registration statement and general corporateother legal services to the Company, as well as for serving as a director of the Company without compensation. Further, Ms. Judy Grossman, a corporate consultant to the Company, has provided and has agreed to continue to provide services to the Company in connection with the sourcing of other products for sale in West Africa, and with general corporate relations with the business and investment communities, will be issued 350,000 shares.


Item 2.    Registrant Information and Employee Plan Annual Information.

          The Registrant shall provide the Consultants without charge, upon their written or oral request, the documents incorporated reference in Item 3 of
Part II of this Registration Statement. The Registrant shall also provide the Consultants without charge, upon their written or oral request, with all other documents required to be delivered to Consultants pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at 501 South Dixie Highway, West Palm Beach, FL 33401..


                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

          The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

          (a) The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995, filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          (b) The Registrant's Quarterly Reports on Form 10-QSB for the period ended March 31, 1995, June 30, 1995 and September 31, 1995, and March 31, 1996, June 30, 1996 and September 30, 1996 filed pursuant to Section 13 or 15(d) of the Exchange Act.

          (c) All other reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 1995, including its Form 8-K and Form 8-K/A.

          (d) A description of the Registrant's common stock contained in the exhibits to Registrant's Quarterly Report on Form 10-QSB for the three months ended March 31, 1995.

          (e) All documents subsequently filed by the Registrant pursuant to the Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.    Description of Securities.

          The Registrant has authorized 100,000,000 shares of common stock, par value $.001 (the "Common Stock"), and 50,000,000 shares of preferred stock, series A (the "Series A Preferred").

          Holders of Registrant's Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.    Interests of Named Experts and Counsel.

          Thomas J. Craft, Esq., counsel to the Registrant in connection with the preparation of this Registration Statement on Form S-8, is the record and beneficial owner of 350,000 shares of Common Stock, which shares are included in this Registration Statement.

Item 6.    Indemnification of Officers and Directors.

          The Registrant's Articles of Incorporation, as amended, By-laws and Nevada Revised Statutes indemnify all persons so identified as being covered, including officers and directors, from personal liability as described below.

          The Registrant's Articles of Incorporation, as amended, provide that the Registrant's officers and directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (I) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) for the payment of dividends in violation of Nevada Revised Statues 78.300. The Nevada Revised Statues also limit the personal liability of officers and directors under certain circumstances as set forth below:

          "Section 78-751 of Nevada Revised Statues contains provisions relating to the indemnification of officers and directors.

          This section generally provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation. It must be shown that he acted in good faith and in a manner which he reasonably deemed to be in or not opposed to the best interests of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the corporation " See Item 9(e)(ii) below:

Item 7.    Exemption From Registration Claimed.

           Not applicable

Item 8.    Exhibits:

           Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:


           Exhibit 5  Opinion of Thomas J. Craft, Esq.

           Exhibit 23  Consent of Thomas J. Craft, Esq. (Contained in the
           Opinion)

           Exhibit 23.1  Consent of Grant-Schwartz Associates, CPA's

Item 9.    Undertakings:

      The undersigned Registrants hereby undertakes:

          (a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

          (c) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (e)(i) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof..

          (e)(ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, and the State of Florida, on the 16th day of December, 1996.


                              /s/ Jerrold R. Hinton
                              ---------------------
                              By: Jerrold R. Hinton
                              Title: President, Chief Executive Officer
                                     and Director



          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following persons in the capacities and on the date indicated


Dated:  West Palm Beach, Florida
        December 16, 1996

                              /s/ Jerrold R. Hinton
                              ---------------------
                              By: Dr. Jerrold R. Hinton,
                              Title: President, Chief Executive Officer
                                     and Director



                              Thomas J. Craft, Esq.
                              ---------------------
                              By: Thomas J. Craft, Esq.
                              Secretary and Director

                              EXHIBIT INDEX

EXHIBIT NUMBER                     ITEM



        5         Opinion of Thomas J. Craft, Esq.

        23        Consent of Thomas J. Craft, Esq. (Contained in the Opinion)

        23.1      Consent of Grant-Schwartz Associates, CPA's